NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS FOURTH QUARTER AND ANNUAL FISCAL 2013 RESULTS

MARYVILLE, TN – July 24, 2013 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal fourth quarter and year ended June 4, 2013.

Results for the fourth quarter of 2013 include:

•	Same-restaurant sales decreased 3.1% at Company-owned Ruby Tuesday restaurants and decreased 5.1% at domestic Ruby Tuesday franchise restaurants
•
Net loss from continuing operations of $27.0 million, or net income from continuing operations excluding special items of $7.0 million (see Non-GAAP reconciliation).  This compares to the prior-year net loss from continuing operations of $6.7 million, or net income from continuing operations excluding special items of $12.1 million.  Included in the special items for the fourth quarter are non-cash pre-tax charges of $9.0 million related to the full impairment of the Lime Fresh goodwill, non-cash pre-tax charges of $5.0 million related to the partial impairment of the Lime Fresh trademark, and $20.1 million related to a valuation allowance on the Company’s deferred tax assets, including tax credits and net operating loss carry forwards, and other items.  See Non-GAAP reconciliation and Other Items discussion for additional detail.

•
Diluted loss per share from continuing operations of $0.44, or diluted earnings per share from continuing operations excluding special items of $0.12, compared to diluted loss per share from continuing operations of $0.10 for the prior year, or diluted earnings per share from continuing operations excluding special items of $0.19

Results for the 2013 fiscal year include:

•
Total revenue decreased 4.6% from the prior year, primarily due to the 53rd week in the prior year, a same-restaurant sales decrease of 1.0% at Company-owned Ruby Tuesday restaurants, and eight fewer Ruby Tuesday restaurants year over year

•	Same-restaurant sales decreased 2.1% at domestic franchise Ruby Tuesday restaurants

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July 24, 2013
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•
Net loss from continuing operations of $23.4 million, or net income from continuing operations excluding special items of $13.9 million (see Non-GAAP reconciliation).  This compares to the prior-year net income from continuing operations of $3.5 million, or net income from continuing operations excluding special items of $29.3 million.

•
Diluted loss per share from continuing operations of $0.38, or diluted earnings per share from continuing operations excluding special items of $0.23, compared to diluted earnings per share from continuing operations of $0.06 for the prior year, or diluted earnings per share from continuing operations excluding special items of $0.46

•	Total capital expenditures were $37.1 million
•	Exited non-core concepts including Marlin & Ray’s, Truffles Grill, and Wok Hay in order to focus on the repositioning efforts and traffic-building initiatives for the core Ruby Tuesday brand
•	Opened nine Lime Fresh restaurants and closed six Company-owned Ruby Tuesday restaurants
•
Revised strategic approach to the growth and execution of our Lime Fresh concept, leading to the closure of four of our initial internally-developed Lime Fresh restaurants, two of which closed during the fourth quarter, which weren’t meeting expectations and were dilutive to the concept’s performance

•
Closed sale leaseback transactions on 24 restaurants during the year which generated $54.4 million of gross proceeds, including six transactions representing $13.6 million of gross proceeds in the fourth quarter.  We have closed three additional sale leaseback transactions subsequent to the end of the year, generating an incremental $5.9 million of gross proceeds.  We have no plans at this time to pursue additional sale leaseback transactions.

•	Repurchased 4.1 million shares of common stock for $30.1 million, with no repurchases in the fourth quarter
•
Repurchased $15.0 million of high yield bonds at a slight discount to par, inclusive of $3.5 million of high yield bond repurchases in the fourth quarter.  Subsequent to the end of the year, we paid off $9.1 million of mortgage debt.

•	Maintained a strong cash position at the end of the fourth quarter of $52.9 million, compared to $48.2 million of cash on hand at the end of the prior year

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July 24, 2013
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JJ Buettgen, President and CEO, commented, "Fiscal 2013 was a transitional year for Ruby Tuesday as we made a number of strategic decisions and investments which will strengthen our Company longer-term.  We exited our non-core concepts; significantly improved the strength of our senior management team by adding a new VP of Culinary and Beverage, a new SVP of Finance, a new SVP/Chief Development Officer, and most recently a new President Ruby Tuesday concept/Chief Operations Officer; and made significant progress on our strategy and plans to transform Ruby Tuesday into a more broadly appealing, vibrant, and energetic brand.  While we are disappointed with our financial results for the fourth quarter and the year, we are confident and excited about our future and the changes we are making to the Ruby Tuesday brand.  Our brand transformation initiatives include significant enhancements to our menu, service, atmosphere, and marketing.  Although we are in the initial stages of our brand transformation efforts, we made meaningful progress during the quarter and as we execute on these plans, we are confident that over time we will realize improvements in our guest counts, same-restaurant sales, and profitability.

Entering fiscal 2014, we are focused on the following key initiatives which we believe will strengthen our brand, enable the Company to more effectively compete in the current operating environment, and position the Company for long-term success:

•	Launching innovative new food platforms and menu items that are broadly appealing, appropriate for a wide range of dining occasions, attractively priced, and reinforce our new positioning
•
Leveraging the experience and talent of our operations teams to guarantee a high level of execution in launching our new products and introducing service and atmosphere changes that bring our new positioning to life in all of our restaurants

•
Launching compelling marketing and advertising campaigns that more effectively communicate our new positioning, showcase our new, more innovative and approachable menu offerings, and change consumer perceptions of the Ruby Tuesday brand

•	Maintaining a strong balance sheet, prudently allocating capital, and utilizing excess cash for continued debt reductions and opportunistic share repurchases.”

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July 24, 2013
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Fiscal Year 2014 Outlook

During fiscal 2014 we will be implementing a number of strategic initiatives to reposition our brand including improving our menu offerings and marketing.  As a result of these initiatives, combined with the current challenging casual dining environment, we have decided not to provide earnings guidance for fiscal 2014.  There are, however, certain items which we would like to highlight for fiscal 2014, including the following:

•
Same-Restaurant Sales – We anticipate same-restaurant sales to be down high single digits in the first quarter and positive in the back half of the year, with sequential improvement in each quarter as we roll out our new menu offerings and supporting marketing campaign late in the first quarter

•	Tax Credits – We do not anticipate recognizing a benefit from tax credits generated during fiscal 2014. The historical income tax benefit of these tax credits has been $2.2 - $2.4 million per quarter.
•	Capital Expenditures – Estimated to be $40 - $44 million for the year, inclusive of approximately $6 million in capital related to expense savings initiatives
•	Excess Real Estate – We expect to generate $10-$15 million of cash proceeds from the disposition of excess real estate
•	Free Cash Flow – We expect a year-over-year improvement in our free cash flow

Other Items

Goodwill & Related Asset Impairments
As we acquired Lime Fresh during the fourth quarter of fiscal 2012, in accordance with generally accepted accounting principles, we tested Lime Fresh goodwill for impairment during the fourth quarter of fiscal 2013.  Our testing resulted in a non-cash pre-tax impairment charge of $9.0 million, which fully impaired the Lime Fresh goodwill.  We also performed impairment testing for Lime Fresh property and equipment and other intangible assets in accordance with generally accepted accounting principles, which resulted in non-cash pre-tax impairment charges of $5.0 million related to the Lime Fresh trademark and $3.6 million related to the property and

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July 24, 2013
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equipment of four underperforming Lime Fresh restaurants which were opened between May and November 2012.

Deferred Income Taxes Valuation Allowance
The Company reported tax expense from continuing operations in the fourth quarter of $12.1 million, which includes a non-cash charge of $20.1 million related to increases in the valuation allowance on the Company’s deferred tax assets, most significantly the employment tax credits and state net operating losses.  As a result of goodwill and other impairment charges over the last two years, the Company now has a three-year cumulative pre-tax loss, which is a strong negative factor for consideration when evaluating the realization of deferred tax assets.  In accordance with generally accepted accounting principles, even though the Company has expectations for future earnings, the recent three-year cumulative pre-tax losses are given more weight in the assessment of positive and negative evidence, which resulted in the establishment of the valuation allowance and incremental income tax expense.  The Company could be required to increase the valuation allowance further in fiscal 2014.  Given the nature of our deferred tax assets and the long carry-forward period associated with the employment tax credits, the Company expects to eventually recover its deferred tax assets, which are currently valued at $26.1 million, when it generates sufficient levels of pre-tax income in the future.

Discontinued Operations
Due to the fact that the Marlin & Ray’s, Truffles Grill, and Wok Hay concepts met the accounting definition of discontinued operations in the third quarter of fiscal year 2013, their current and historical results are presented separately within our Statements of Operations and Comprehensive (Loss)/Income.

Reporting Reclassifications to Prior-Year Financial Statements
As previously disclosed in the first three quarters of fiscal 2013, we made several reporting reclassifications to our prior-year Statements of Operations and Comprehensive (Loss)/Income for the 14 week period ended June 5, 2012 to better align our financial statement presentation with our peer group.  These reclassifications, which had no effect on pre-tax or net loss, were primarily in two key areas:  1) Amortization of deferred debt issuance costs and revolving credit facility commitment fees of $2.2 million were reclassified from other restaurant operating costs

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July 24, 2013
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to interest expense, net; and  2)  Corporate and field executive fringe benefits and payroll taxes of $1.9 million were reclassified primarily from payroll and related costs to selling, general, and administrative, net, where the corresponding salary expenses are reported.  In the current year quarter, these amounts were $0.7 million and $4.0 million, respectively.

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July 24, 2013
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Non-GAAP Reconciliation

The Company believes excluding special items from its financial results provides investors with a clearer understanding of the Company’s operating performance and comparison to prior-period results.

Reconciliation of Net Income from Continuing Operations Excluding Special Items
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	June 4,	June 5,	June 4,	June 5,
	2013	2012	2013	2012

Net Income from Continuing Operations	$ (27,020)	$ (6,734)	$ (23,434)	$ 3,526
Deferred Tax Valuation Allowance	20,062	-	20,062	-
Goodwill & Other Intangible Impairment Costs (net of tax) (1)	8,284	10,345	8,284	10,345
Closure and Impairment (net of tax) (2,3)	3,539	2,303	5,603	9,568
Pension Settlement (net of tax)	1,462	-	1,462	-
CEO Transition (net of tax)	683	-	1,611	-
Debt Prepay Penalties & Deferred Financing Fee Write-Offs (net of tax)	-	2,915	-	2,915
Retirement and Severance Costs (net of tax)	-	2,685	307	2,685
Lime Fresh Deferred Development Fee Write-Offs (net of tax)	-	632	-	632
Franchise Partnership Net Acquisition Gain (net of tax)	-	-	-	(323)
Net Income from Continuing Operations Excluding Special Items	$ 7,010	$ 12,146	$ 13,895	$ 29,348

Diluted Earnings Per Share from Continuing Operations	$ (0.44)	$ (0.10)	$ (0.38)	$ 0.06
Deferred Tax Valuation Allowance	0.33	-	0.33	-
Goodwill & Other Intangible Impairment Costs (net of tax) (1)	0.14	0.16	0.14	0.16
Closure and Impairment (net of tax) (2,3)	0.06	0.04	0.09	0.15
Pension Settlement (net of tax)	0.02	-	0.02	-
CEO Transition (net of tax)	0.01	-	0.03	-
Debt Prepay Penalties & Deferred Financing Fee Write-Offs (net of tax)	-	0.04	-	0.04
Retirement and Severance Costs (net of tax)	-	0.04	0.00	0.04
Lime Fresh Deferred Development Fee Write-Offs (net of tax)	-	0.01	-	0.01
Franchise Partnership Net Acquisition Gain (net of tax)	-	-	-	(0.00)
Diluted Earnings Per Share Excluding Special Items	$ 0.12	$ 0.19	$ 0.23	$ 0.46

(1)	Q4 FY13 relates to Lime Fresh goodwill and trademark impairment while Q4 FY12 relates to Ruby Tuesday goodwill impairment
(2)	Q4 FY13 includes impairments, lease reserves, and other closing-related costs resulting from the two Q4 FY13 Lime Fresh closures and the Q4 FY13 Lime Fresh asset impairments, as well as lease reserve and other closing cost adjustments related to the 21 Q4 FY12 Ruby Tuesday closures and the two Q3FY13 Lime Fresh closures
(3)	Q4 FY12 includes lease reserve and other closing cost adjustments related to the closure of 23 underperforming restaurants, 21 of which actually closed and two of which (Wok Hay) are classified in discontinued operations

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July 24, 2013
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ABOUT RUBY TUESDAY

Ruby Tuesday, Inc. has 783 Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 11 foreign countries, and Guam, in addition to 24 Company-owned and/or franchise Lime Fresh brand restaurants in six states, the District of Columbia, and one foreign country.  As of June 4, 2013, we owned and operated 706 Ruby Tuesday restaurants and franchised 77 Ruby Tuesday restaurants, comprised of 33 domestic and 44 international restaurants.  We also owned and operated 18 Lime Fresh restaurants and franchised six Lime Fresh restaurants, comprised of five domestic and one international restaurant.  Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).
For more information, contact:
Greg Ashley, VP Finance and Treasurer
Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 4:30 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, payment of dividends, stock and bond repurchases, restaurant acquisitions, and changes in senior management and in the Board of Directors.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, our targets for annual growth in same-restaurant sales and average annual sales per restaurant, and the benefits of our television marketing), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential

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July 24, 2013
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increases in state and federally mandated minimum wages, and healthcare reform; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes and remodeled restaurants; our ability to successfully integrate acquired companies; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

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July 24, 2013
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RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter of Fiscal Year 2013
(Amounts in thousands except per share amounts)
(Unaudited)

CONDENSED STATEMENTS OF OPERATIONS
	13 Weeks		14 Weeks			52 Weeks		53 Weeks
	Ended		Ended			Ended		Ended
	June 4,	Percent	June 5,	Percent	Percent	June 4,	Percent	June 5,	Percent	Percent
	2013	of Revenue	2012	of Revenue	Change	2013	of Revenue	2012	of Revenue	Change
Revenue:
Restaurant sales and operating revenue	$ 314,527	99.5	$ 356,260	99.5		$ 1,245,226	99.5	$ 1,306,025	99.6
Franchise revenue	1,577	0.5	1,634	0.5		6,261	0.5	5,738	0.4
Total revenue	316,104	100.0	357,894	100.0	(11.7)	1,251,487	100.0	1,311,763	100.0	(4.6)

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	87,007	27.7	96,495	27.1		341,512	27.4	375,573	28.8
Payroll and related costs	106,392	33.8	118,180	33.2		419,679	33.7	440,753	33.7
Other restaurant operating costs	65,566	20.8	69,219	19.4		259,014	20.8	262,573	20.1
Depreciation	14,819	4.7	15,900	4.5		59,122	4.7	64,144	4.9
(as a percent of Total revenue)
Selling, general and administrative, net	26,959	8.5	42,913	12.0		138,782	11.1	120,364	9.2
Closures and impairments, net	9,582	3.0	4,203	1.2		14,656	1.2	16,751	1.3
Goodwill and trademark impairments	14,058	4.4	16,919	4.7		14,058	1.1	16,919	1.3
Total operating costs and expenses	324,383		363,829			1,246,823		1,297,077

Earnings From Operations	(8,279)	(2.6)	(5,935)	(1.7)	(39.5)	4,664	0.4	14,686	1.1	(68.2)

Interest expense, net	6,555	2.1	10,017	2.8		27,117	2.2	23,312	1.8

Loss/(Gain) on extinguishment of debt	52	0.0	-	0.0		(519)	0.0	-	0.0

Pre-tax loss from continuing operations	(14,886)	(4.7)	(15,952)	(4.5)	6.7	(21,934)	(1.8)	(8,626)	(0.7)	(154.3)
Provision/(Benefit) for income taxes from continuing operations	12,134	3.8	(9,218)	(2.6)		1,500	(0.1)	(12,152)	(0.9)
Net (loss)/income from continuing operations	(27,020)	(8.5)	(6,734)	(1.9)	(301.2)	(23,434)	(1.9)	3,526	0.3	(764.6)

(Loss)/Income from discontinued operations, net of tax	(2,120)	(0.7)	918	0.3		(15,979)	(1.3)	(3,714)	(0.3)

Net Loss	$ (29,140)	(9.2)	$ (5,816)	(1.6)	(401.0)	$ (39,413)	(3.1)	$ (188)	0.0	NM

Basic Loss Per Share:
(Loss)/Income from continuing operations	$ (0.44)		$ (0.10)		(340.0)	$ (0.38)		$ 0.06		(733.3)
(Loss)/Income from discontinued operations	(0.05)		0.01			(0.27)		(0.06)
Basic Net Loss Per Share	$ (0.49)		$ (0.09)			$ (0.65)		$ -

Diluted Loss Per Share:
(Loss)/Income from continuing operations	$ (0.44)		$ (0.10)		(340.0)	$ (0.38)		$ 0.06		(733.3)
(Loss)/Income from discontinued operations	(0.05)		0.01			(0.27)		(0.06)
Diluted Net Loss Per Share	$ (0.49)		$ (0.09)			$ (0.65)		$ -

Shares:
Basic	59,564		62,666			61,040		62,916
Diluted	59,564		62,666			61,040		63,508

NM - Not Meaningful

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July 24, 2013
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RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter
of Fiscal Year 2013
(Amounts in thousands)
(Unaudited)
	June 4,	June 5,
CONDENSED BALANCE SHEETS	2013	2012
Assets
Cash and Cash Equivalents	$52,907	$48,184
Accounts Receivable	4,834	4,700
Inventories	30,872	29,030
Income Tax Receivable	1,900	837
Deferred Income Taxes	7,296	27,134
Prepaid Rent and Other Expenses	14,180	13,670
Assets Held for Sale	9,175	4,713

Total Current Assets	121,164	128,268

Property and Equipment, Net	859,830	966,605
Goodwill		7,989
Other Assets	62,189	70,675

Total Assets	$1,043,183	$1,173,537

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$8,487	$12,454
Other Current Liabilities	97,145	119,770

Total Current Liabilities	105,632	132,224

Long-Term Debt, including Capital Leases	290,515	314,209
Deferred Income Taxes	5,753	37,567
Deferred Escalating Minimum Rents	46,892	45,259
Other Deferred Liabilities	77,556	68,054

Total Liabilities	526,348	597,313

Shareholders' Equity	516,835	576,224

Total Liabilities and
Shareholders' Equity	$1,043,183	$1,173,537